Exhibit 99.1

NEWS

For immediate release

Contact:	Richard J. Poulton
Vice President, Chief Financial Officer
(630) 227-2075
E-mail address: rpoulton@aarcorp.com

AAR FINALIZES NEW $400M SENIOR, UNSECURED BANK FACILITY

WOOD DALE, ILLINOIS (April 13, 2011) — AAR CORP. (NYSE: AIR) today announced that the Company has closed on a new senior, unsecured revolving credit facility.  The facility has an initial limit of $400 million and can be increased to $450 million under certain circumstances.  The new agreement has a term of five years and an interest rate fluctuating between LIBOR plus 125 and 225 basis points based on certain financial measurements.  This new financing replaces the Company’s $250 million revolving credit facility, which was scheduled to expire later this year.

“We are very pleased that our bank team recognizes the significant accomplishments of AAR over the last four years as we were able to significantly improve the size and certain terms of our credit agreement,” said Rick Poulton, Vice President and Chief Financial Officer for AAR CORP.  “The new facility provides us with even greater financial flexibility and availability of funds to grow our business and position the Company for the future.”

AAR is a leading provider of products and value-added services to the worldwide aerospace and government and defense industries.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and government and defense customers through four operating segments: Aviation Supply Chain; Government and Defense Services; Maintenance, Repair and Overhaul; and Structures and Systems. More information can be found at www.aarcorp.com.

Named One of the Most Trustworthy Companies by Forbes.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2010 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.